UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                              Bush Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   123164 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 3, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-----------------------------                                                                       -----------------------------
CUSIP No. 123164 10 5                                         13G                                   Page 2 of 5 Pages
-----------------------------                                                                       -----------------------------

----------- ---------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

            Bush Industries, Inc. Savings and Retirement Plan
----------- ---------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |_|
                                                                                (b) |_|
----------- ---------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
------------------------------ --------- ----------------------------------------------------------------------------------------

                                  5      SOLE VOTING POWER

          Number of                      657,845
           Shares
        Beneficially           --------- ----------------------------------------------------------------------------------------
          Owned by
            Each                  6      SHARED VOTING POWER
          Reporting
           Person                         -
            With               --------- ----------------------------------------------------------------------------------------

                                  7      SOLE DISPOSITIVE POWER

                                          -
                               --------- ----------------------------------------------------------------------------------------

                                  8      SHARED DISPOSITIVE POWER

                                         657,845
----------- ---------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            657,845
----------- ---------------------------------------------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

----------- ---------------------------------------------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.33%
----------- ---------------------------------------------------------------------------------------------------------------------

   12       TYPE OF REPORTING PERSON

            EP
----------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------                                  -----------------
CUSIP No. 123164 10 5                   13G                    Page 3 of 5 Pages
-----------------------------                                  -----------------


Item 1(a).    Name of Issuer: Bush Industries, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:

              One Mason Drive
              Jamestown, New York 14702

Item 2(a).    Name of Person Filing:

              Bush Industries, Inc. Savings and Retirement Plan (the "Plan")


Item 2(b).    Address of Principal Business Office or, if none, Residence:

              One Mason Drive
              Jamestown, New York 14702


Item 2(c).    Citizenship:     New York


Item 2(d). Title of Class of Securities: Class A Common Stock, $.10 par value per share (the "Class A Common Stock")


Item 2(e).    CUSIP Number:             123164 10 5


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section  3(a)(6) of the Act (15 U.S.C.
               78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)   [   ]   An   investment    adviser   in   accordance   with
               ss.240.13d-1(b)(1)(ii)(E).

               (f) [ x ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

               (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

               (h) [ ] A savings association is defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

-----------------------------                                  -----------------
CUSIP No. 123164 10 5                   13G                    Page 4 of 5 Pages
-----------------------------                                  -----------------

               (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership.

              (a) Amount beneficially owned: 657,845(1)

              (b) Percent of class: 6.33%(1)

              (c) Number of shares as to which such person has:

                      (i)  Sole power to vote or to direct the vote  657,845(1)

                      (ii) Shared power to vote or to direct the vote: 0

                      (iii) Sole  power to dispose or to direct the  disposition of: 0

                      (iv) Shared power to dispose or to direct the  disposition of: 657,845(1)


Item 5.       Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                      Not Applicable

Item 7.       Identification   and   Classification  of  the  Subsidiary  Which
              Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                      Not Applicable

Item 8.       Identification and Classification of Members of the Group.

                      Not Applicable

Item 9.       Notice of Dissolution of Group.

                      Not Applicable

----------------------------------------
(1) Based on an aggregate 10,385,242 shares of Class A Common Stock outstanding as of January 3, 2004. With respect to the shares beneficially owned by the Plan, the Plan may be deemed to have sole voting and may be deemed to share dispositive power with the participants in the Plan.

-----------------------------                                  -----------------
CUSIP No. 123164 10 5                   13G                    Page 5 of 5 Pages
-----------------------------                                  -----------------



Item 10.      Certifications.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Bush Industries, Inc. Savings and
                                        Retirement Plan

                                        By: Bush Industries, Inc.

Date:  February 16, 2004                    By: /s/ Neil A. Frederick
                                                ------------------------------
                                                Neil A. Frederick
                                                Treasurer